Exhibit 10.1
TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is made between MeridianLink, Inc., a Delaware corporation and its subsidiaries (the “Company”) and Sean Blitchok (the “Executive”). Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Executive serves as the Company’s Chief Financial Officer (“CFO”) and has decided to voluntarily and amicably resign from his employment with the Company to pursue other interests;

WHEREAS, the Company and the Executive would like to make this executive transition as smooth as possible;

WHEREAS, the Company and the Executive entered into an Employment Agreement made effective as of May 25, 2022 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company and Executive each retained the right to end the Executive’s employment by the Company without any breach of the Employment Agreement under the circumstances set forth in Section 3 of the Employment Agreement, including a resignation by the Executive; and

WHEREAS, if the Executive enters into, does not revoke and complies with this Agreement, the Executive’s employment will end on the Transition Date (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Transition; Duties; Compensation.
(a)The Executive and the Company agree that the Executive shall continue to be employed by the Company until April 1, 2024 (unless he resigns, is terminated by the Company for Cause (as defined in the Employment Agreement), or his employment ends due to his death or disability on an earlier date). The actual last day of employment is the “Transition Date”. Effective as of the Transition Date, or on an earlier date if requested by the Company, the Executive shall resign from any positions with the Company and any subsidiaries of the Company. The Executive agrees to execute any additional documents requested by the Company or any controlled entities necessary to effectuate such resignations.

(b)From the date hereof through the Transition Date (the “Transition Period”), the Executive shall continue to serve as CFO of the Company, unless otherwise determined by the Company’s Board of Directors (the “Board”) and shall continue to work cooperatively and professionally with the Company’s Chief Executive Officer (the “CEO”) and the Executive’s colleagues and will (i) be paid his Base Salary; (ii) remain eligible to participate in the

Company’s group employee benefit plans, subject to the terms and conditions of those plans; and (iii) continue to vest in his outstanding equity awards consistent with the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) (such plan(s) and agreement(s) collectively, the “Equity Documents”). For the avoidance of doubt, the Board may determine at any time to convert the Executive from CFO to Senior Advisor and this and any other change to the Executive’s duties, responsibilities or authorities shall not constitute Good Reason as defined in and for purposes of the Employment Agreement, and the Executive hereby waives the application of Good Reason to his employment.

(c)Following the Transition Date, the Company shall pay or provide to the Executive (i) any Base Salary earned through the Transition Date; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of the Employment Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Transition Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(d)Following the Transition Date through September 30, 2024, subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

(e)The parties acknowledge and agree that: (i) all notice obligations under Section 4(a) of the Employment Agreement have been satisfied; (ii) the ending of Executive’s employment is a termination by him other than for Good Reason for purposes of the Employment Agreement; (iii) notwithstanding Section 4(b)(iv) in the Employment Agreement, the Executive’s employment shall end on the Transition Date; (iv) notwithstanding anything to the contrary in the Employment Agreement, the Equity Documents or otherwise, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be provided to the Executive during the Transition Period and in connection with the ending of his employment, and that he is not entitled to any other severance pay, benefits or equity rights, including without limitation pursuant to the Employment Agreement, Equity Documents, or any change in control, severance plan, or program or arrangement.

2.Advisory Period.
(a)    On the Transition Date, provided that the Executive enters into, does not revoke and complies with this Agreement (including the provisions incorporated by reference herein), and does not resign before April 1, 2024, and his employment is not terminated by the Company for Cause or due to his death or disability ((i) and (ii) together, the “Conditions”), the Executive shall be retained by the Company to provide advisory services as an independent contractor, with no break in service relationship under the Equity Documents and will continue vesting in his outstanding equity awards until September 30, 2024. Notwithstanding anything to the contrary herein, the Advisory Period as defined herein shall end on the earlier of (i) September 30, 2024, or (ii) immediately on the date that the Executive terminates the consulting arrangement or the Company terminates the consulting arrangement for a material breach by the Executive of this Agreement. The period of independent contractor service under this Agreement is referred to herein as the “Advisory Period.”
(b)    During the Advisory Period, the Executive shall assist with the transition and provide advisory services with respect to operating matters (the “Services”), provided that the Services shall total no more than thirty (30) hours per calendar month. The Executive agrees that other than in the course of providing the Services, he will not use or disclose any confidential information of the Company or any third party to which the Company owes a duty of confidentiality. This confidentiality obligation is in addition to, and not in lieu of, the Restrictive Covenant Obligations (as defined in the Employment Agreement) and any other ongoing confidentiality obligations the Executive has to Company. The Executive shall continue to be subject to the Company’s insider trading policy to the extent applicable.
(c)    During the Advisory Period, the Executive shall no longer be an employee of the Company, but shall be retained as an independent contractor and shall have no authority to bind the Company. The Executive shall not be eligible to participate in any vacation, bonus, incentive compensation, change in control, severance, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees (except that the last day of the Executive’s participation in the Company’s group medical plan will be the last day of the month in which the Transition Date occurs and thereafter the Executive may elect continuation coverage as provided by applicable law, which will be entirely at his own expense). The Executive shall bear sole responsibility for all taxes, insurance and benefits relating to the provision of Services under this Agreement during the Advisory Period and shall indemnify and hold the Company harmless from and against any liability with respect thereto (it being understood that the Company remains responsible for all such amounts that ordinarily are allocable to the employer with respect to the period of the Executive’s employment with the Company (for example, but not by way of limitation, the employer portion of FICA)).

(d)During the Advisory Period:

i.the Executive shall continue to vest in his outstanding equity awards on applicable vesting dates. The Executive’s Services during the Advisory Period will be a continued service relationship with the Company solely for purposes of the equity award agreements applicable to the equity awards and the Company’s Equity Incentive Plan (as may be amended from time to time, the “Plan”). Notwithstanding anything to the contrary in any equity award agreement, equity incentive plan or otherwise, any portion of any equity award held by the Executive that is not vested as of the end of Advisory Period shall lapse the last day of Advisory Period and will be forfeited and of no further effect. Except to the extent modified herein, the Equity Documents are in full force and effect. The Executive acknowledges that he will not receive any additional equity awards during the Advisory Period; and

ii.The Company will pay the Executive a monthly consulting fee of $20,000, to taxing authorities on a Form 1099.

3.General Release. In consideration for, among other terms, the opportunity to continue the Executive’s employment and then serve as an independent contractor during the Advisory Period and receive the associated payments and vesting as set forth herein and to which the Executive acknowledges he would not otherwise be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company and its affiliated and related entities, each of the foregoing’s respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, members, managers, shareholders, employees, attorneys, accountants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively, the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: arising in connection with or under the Employment Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination, harassment or retaliation under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act or California’s Fair Employment and Housing Act, each as amended; under any federal, state, local or foreign statute, rule, ordinance or regulation, including, without limitation, the California Labor Code; of promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and for monetary recovery, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims as a stockholder or option holder arising up to and through the date that the Executive signs this Agreement. The Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, or to Claims that cannot be released as a matter of law. The Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to indemnification by the Company pursuant to the Company’s organizational documents or under applicable directors’ and officers’ insurance policies.
The Executive acknowledges that the Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown Claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The Executive, being aware of said code section, agrees to expressly waive any rights that the Executive may have thereunder, as well as under any other statute or common law principles of similar effect.
4.Continuing Obligations.
(a)Restrictive Covenants Obligations. The Executive acknowledges and agrees that the Restrictive Covenants Obligations and other Continuing Obligations (as such terms are defined in the Employment Agreement) were previously agreed to by the Executive for good and valuable consideration, are reasonable, have been in effect during his employment with the Company, remain in full force and effect during his employment and the post-employment Advisory Period, and are incorporated by reference herein. The Executive reaffirms and agrees to comply with the Continuing Obligations, subject to Section 7 of this Agreement.
(b)Return of Property. The Executive shall, upon the earlier of the Transition Date or a request by the Company, immediately return to the Company all Company property, including, without limitation, his Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”), without deleting or altering any Company or customer information. In the event that the Executive receives Company Property during the Advisory Period, he shall, upon the earlier of the final day of the Advisory Period or a request by the Company, immediately return to the Company all Company Property. After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Transition Date and, if applicable, the Advisory Period. The obligations contained in this Section 4(b) are supplemental to, and not in lieu of, any return of property obligations the Executive has pursuant to the Continuing Obligations.
(c)Non-Disparagement. Subject to Section 7 of this Agreement, the Executive agrees not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) that are disparaging about or adverse to the business interests of the Company or any of the Releasees. The Executive further agrees not to take any actions or conduct himself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Releasees. Nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.
5.Continuing Obligations; Injunctive Relief. The Executive acknowledges that the opportunity to continue the Executive’s employment and receive the associated payments and vesting as set forth herein is conditioned on his full compliance with Section 4 of this Agreement. In the event that the Executive fails to comply with any provision of Section 4 of this Agreement, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to immediately terminate the Transition Period or the Advisory Period, as applicable. Such termination in the event of a breach by the Executive shall not affect the general release in Section 3 of this Agreement or the Executive’s obligation to comply with Section 4 of this Agreement. Further, the Executive agrees that any breach of Section 4 of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond.
6.Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Company advises the Executive to consult with an attorney prior to signing this Agreement. The Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that he is knowingly and voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.
7.Protected Disclosures. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or code limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the

Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive may have reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding.  Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).  If a Government Agency or any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but this does not apply to (and the Company shall not attempt in any way to limit) any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
8.Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for 21 days before executing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that the Executive had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when the Executive signs this Agreement, the Executive has the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Continuing Obligations).
9.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement, including the Continuing Obligations) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
10.Entire Agreement. This Agreement, together with the Continuing Obligations, constitutes the entire agreement between the parties concerning the subject matter of this Agreement, and supersedes and replaces any and all prior agreements and understandings between the parties concerning the subject matter hereof, including, without limitation, the Employment Agreement, provided that the Continuing Obligations, capitalized terms referenced but not defined in this Agreement and defined in the Employment Agreement, and the Equity Documents (as modified herein) shall continue to be in full force and effect.
11.Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.
12.Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or withholding from any payment or benefit.
13.Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive.
14.Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the State of California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
15.Interpretation. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either party or the “drafter” of all or any portion of this Agreement.
16.Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.
17.Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Continuing Obligations) without the

Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
18.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) indicated below.

MERIDIANLINK, INC.

By:	/s/
Name: Nicolaas Vlok
Title: Chief Executive Officer

Date: March 17, 2024

EXECUTIVE

/s/
Sean Blitchok

Date: March 17, 2024

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